EXHIBIT 10.26

AMENDMENT NO. ONE TO

XTO ENERGY INC.

AMENDED AND RESTATED AGREEMENT

WHEREAS, the Amended and Restated Agreement (the “Agreement”) was executed and effective on the 15th day of October, 2004, by and between XTO ENERGY INC., a Delaware corporation (the “Company”), and                          (the “Executive”) and

WHEREAS, pursuant to Section 4.2 of the Agreement, the Agreement may be amended by mutual written agreement signed by the Company and the Executive (the “Parties”); and

WHEREAS, the Parties desire to amend the Agreement effective this 21st day of November, 2006 to clarify and avoid doubt regarding the intent of the anti-dilution provision in the Agreement, to revise the definition of fair market value for determining the cash equivalent upon a change in control, to clarify the term of the Agreement, and to comply with certain provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any guidance issued thereunder. This amendment is intended as good faith compliance with the requirements of Section 409A of the Code and is to be construed in accordance with Section 409A of the Code and the guidance issued thereunder; and

WHEREAS, the Board of Directors of the Company and the Compensation Committee (as defined in the Agreement) recognize that the current business environment makes it difficult to attract and retain highly qualified key employees unless a certain degree of security can be offered to such individuals against organizational and personnel changes which frequently follow a Change in Control (as defined in the Agreement) of a corporation; and

WHEREAS, even rumors of acquisitions or mergers may cause key employees to consider major career changes in an effort to ensure financial security for themselves and their families; and

WHEREAS, the Company desires to ensure fair treatment of its key employees in the event of a Change in Control and to allow them to make critical career decisions without undue time pressure and financial uncertainty; and

WHEREAS, the Company recognizes that its key employees will be involved in evaluating or negotiating any offers, proposals or other transactions which could result in a Change in Control of the Company and believes that it is in the best interest of the Company and its stockholders for such key employees to be in a position, free from personal, financial and employment considerations, to assess objectively and pursue aggressively the interests of the Company and its stockholders in making these evaluations and carrying on such negotiations.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and the Executive agree as follows:

1. Section 1.5 is amended by deleting said Section in its entirety and substituting in lieu thereof the following:

1.5 Fair Market Value. The closing market price on the date of the Change in Control or on the next business day, if such date is not a business day, or if no trading occurred on such date, then on the first day preceding such date on which trading occurred, of a share of Common Stock traded on the New York Stock Exchange, or any other public securities market selected by the Compensation Committee; provided, however, that, if shares of Common Stock shall not have been traded on the New York Stock Exchange or other public securities market for more than 10 days immediately preceding such date or if deemed appropriate by the Compensation Committee for any other reason, the Fair Market Value of shares of Common Stock shall be as determined by the Compensation Committee in such other manner as it may deem appropriate.

2. Section 2.2 is amended by deleting said Section in its entirety and substituting in lieu thereof the following:

2.2 Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of the Common Stock such that an adjustment is necessary to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Compensation Committee shall adjust the number of shares of Common Stock stated in Section 2.1 above so that the fair value of such Common Stock immediately after the transaction or event is equal to the fair value of such Common Stock immediately prior to the transaction or event. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the Plan or any Award to violate Section 409A of the Code (as defined below).

3. Article II is amended by adding a new Section 2.5 at the end of said Article to read as follows:

2.5 Compliance with Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, if and to the extent this Agreement provides for nonqualified deferred compensation, this Agreement is intended to be exempt from or otherwise satisfy the provisions of Section 409A of the Code. Without in any way limiting the effect of the foregoing, in the event that Section 409A of the Code requires that any special terms, provision or conditions be included in this Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of this Agreement, and notwithstanding any provision in Section 4.2 to the contrary, this Agreement shall be reformed in such manner as the Board determines is appropriate to be exempt from or otherwise comply with Section 409A of the Code. In the event that this Agreement shall be deemed not to comply with Section 409A of the Code, then neither the Company, the Board, nor its or their designees or agents shall be liable to the Executive for actions, decisions or determinations made in good faith. Further, the Executive has reviewed this Agreement with, and is relying solely on, his tax advisors as to the tax consequences of this Agreement, including the application of any taxes and penalties described in Section 409A of the Code; based on such review the Executive understands and agrees that notwithstanding the actions, decisions or determinations made in good faith by the Company, the Board, or their designees or agents, this Agreement may be deemed not to comply with Section 409A of the Code, and the Executive understands and agrees that, in such case, any payment described herein may be subject to the taxes and penalties described in Section 409A of the Code.

4. Section 4.1 is amended by deleting said Section in its entirety and substituting in lieu thereof the following:

4.1 Duration. This Agreement shall continue in effect until (1) the Executive’s employment is terminated, either by the Executive or by the Company, except as provided in the last paragraph of Section 1.2, or (2) the Agreement is terminated in accordance with Section 4.2. If a Change in Control occurs, this Agreement shall continue in full force and effect, and shall not terminate or expire, until after the Executive shall have received all of benefits to which he is entitled hereunder in full.

5. Except as amended hereby, the Agreement, as previously amended, shall remain in full effect.

IN WITNESS WHEREOF, the Parties have caused this amendment to the Agreement to be executed and delivered as of November 21, 2006.

XTO ENERGY INC.

By:
	Name:	Robert C. Myers
	Title:	Vice President – Human Resources

EXECUTIVE